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                                                                EXHIBIT 24


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Getty Petroleum Marketing Inc. on Form S-8 (Registration Nos. 333-23375 and 333-23379) of our report dated March 13, 1997, except for Notes 1, 8 and 9, as to which the date is March 21, 1997, on our audits of the consolidated financial statements and financial statement schedule of Getty Petroleum Marketing Inc. and Subsidiaries as of January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 which report has been incorporated by reference in this Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.
New York, New York
March 13, 1997, except for Notes 1, 8 and 9, as to which the date is March 21, 1997.